                                                                      EXHIBIT 22

SONAT INC.
P.O. BOX 2563, BIRMINGHAM, ALABAMA 35202               TELEPHONE: (205) 325-3800

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 22, 1999

To Our Stockholders:

     The Annual Meeting of Stockholders of Sonat Inc., a Delaware corporation, will be held at the Luxury Collection Hotel, 1919 Briar Oaks Lane, Houston, Texas, at 9:00 a.m., local time, on Thursday, April 22, 1999, for the following purposes:

     1. To elect four Directors as members of the Board of Directors of the Company, to serve until the 2002 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

     2. To elect an Auditor of the Company for the ensuing year. The Board of Directors of the Company has recommended Ernst & Young LLP, the present Auditor, for election as Auditor (Proposal No. l).

     3. To transact such other business as may properly be brought before the meeting.

     Only holders of Common Stock of record at the close of business on March 5, 1999, will be entitled to vote at the meeting.

     The meeting may be adjourned from time to time without other notice than by announcement at the meeting or at any adjournment thereof. Any and all business for which the meeting is hereby noticed may be transacted at any such adjournment.

                                          By order of the Board of Directors,
                                                 /s/ Beverley T. Krannich
                                                   BEVERLEY T. KRANNICH
                                                        Secretary

Birmingham, Alabama
March 22, 1999

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                             YOUR VOTE IS IMPORTANT
  PLEASE COMPLETE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED RETURN ENVELOPE.
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

                                PROXY STATEMENT

               FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 22, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by Sonat Inc. (the "Company") on behalf of the Board of Directors of the Company, to be voted at the Annual Meeting of Stockholders, called to be held on Thursday, April 22, 1999 at 9:00 a.m. at the Luxury Collection Hotel, 1919 Briar Oaks Lane, Houston, Texas. Mailing of the Proxy Statement and the accompanying proxy card to the stockholders is expected to commence on or about March 23, 1999.

VOTING SECURITIES

     As of March 11, 1999, the Company had outstanding 110,047,818 shares of Common Stock, par value $1.00 per share, which are its only voting securities. Holders of Common Stock are entitled to one vote for each share held. The Board of Directors has fixed March 5, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

THE PROXY

     If a proxy is executed properly by a stockholder and is not revoked, it will be voted at the Annual Meeting in the manner specified on the proxy. If no manner is specified, it will be voted "FOR" the election of the four nominees for Director and "FOR" Proposal No. 1. The submission of an executed proxy will not affect a stockholder's right to attend, and to vote in person at, the Annual Meeting. A stockholder who executes a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company, executing a proxy bearing a later date or attending and voting in person at the Annual Meeting.

                 THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE
         AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides for the classification of the Board of Directors into three classes (Class I, Class II and Class III). Four Class I Directors are to be elected at the Annual Meeting of Stockholders to serve for a three-year term and until the election and qualification of their respective successors in office.

     On January 30, 1998, pursuant to the terms of an Agreement and Plan of Merger dated as of November 22, 1997 (the "Zilkha Merger Agreement") between the Company and Zilkha Energy Company, an oil and gas exploration, development and production company ("Zilkha Energy"), a wholly-owned subsidiary of the Company merged with Zilkha Energy. Pursuant to the terms of the Zilkha Merger Agreement, on December 5, 1997, the Board of Directors appointed Selim K. Zilkha as a Class III Director and Michael S. Zilkha as a Class I Director. Such appointments were effective immediately following the effective time of the merger on January 30, 1998. The Zilkha Merger Agreement provides that as long as Michael S. Zilkha, Selim K. Zilkha and their respective affiliates own at least 8% of the Company's Common Stock, the Board of Directors will nominate and support the reelection of the Zilkhas to the Board following the expiration of their respective terms. If such stock ownership drops below 8% of the Company's Common Stock, the Zilkha Merger Agreement provides that the Zilkhas will promptly tender their resignations as Directors.

     On March 13, 1999, the Company and El Paso Energy Corporation ("El Paso") entered into an agreement and plan of merger (the "El Paso Merger Agreement") pursuant to which, among other things, the Company and El Paso will be merged (the "El Paso Merger"). Pursuant to the terms of the El Paso Merger Agreement (and assuming that the Company stockholders and the El Paso stockholders approve the El Paso Merger Agreement and the El Paso Merger and that certain other conditions are met), the Company shall be merged with and into El Paso, with El Paso continuing as the surviving corporation. If the El Paso Merger is consummated, the Board of Directors of the combined company shall consist of fifteen members, nine of whom shall be designated by El Paso and six of whom shall be designated by the Company.

     The four nominees for election as Class I Directors are Ronald L. Kuehn, Jr., Robert J. Lanigan, Charles Marshall and Michael S. Zilkha. Each of the nominees has been previously elected as a Director by the stockholders, except for Mr. Zilkha (who was appointed to the Board of Directors in connection with the Zilkha Energy merger, as discussed above). In the event that any of the nominees becomes unavailable for any reason, which is not anticipated, the Board of Directors in its discretion may, unless it has taken appropriate action to provide for a lesser number of Directors, designate a substitute nominee, in which event, pursuant to the accompanying proxy, votes will be cast for such substitute nominee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RONALD L. KUEHN, JR., ROBERT
J. LANIGAN, CHARLES MARSHALL AND MICHAEL S. ZILKHA AS CLASS I DIRECTORS.

            NOMINEES FOR DIRECTOR -- CLASS I -- TERMS TO EXPIRE 2002

[Ronald L. Kuehn Jr.            RONALD L. KUEHN, JR., age 63, is Chairman of the Board,
Picture]                        President and Chief Executive Officer of the Company. He has
                                served as a Director of the Company since 1981. Mr. Kuehn is also a Director of AmSouth Bancorporation, Praxair, Inc.,
                                Protective Life Corporation, The Dun & Bradstreet
                                Corporation, Transocean Offshore Inc. and Union Carbide
                                Corporation, and a member of the Board of Trustees of
                                Tuskegee University and Southern Research Institute. During
                                the past five years, Mr. Kuehn has served as an executive
                                officer of the Company.
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                                ROBERT J. LANIGAN, age 70, is Chairman Emeritus of the Board
[Robert J. Lanigan Picture]     of Directors of Owens-Illinois, Inc., the principal business of which is the manufacture and sale of packaging products.
                                He has served as a Director of the Company since 1983. Mr.
                                Lanigan is also a Director of Cognizant Corporation,
                                Daimler-Chrysler Corporation, The Dun & Bradstreet
                                Corporation and Transocean Offshore Inc. During the past
                                five years prior to his appointment to his current position,
                                Mr. Lanigan served as an executive officer of
                                Owens-Illinois, Inc.
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                                CHARLES MARSHALL, age 69, is the former Vice Chairman of the
[Charles Marshall Picture]      Board of American Telephone and Telegraph Company. He has
                                served as a Director of the Company since 1982. Mr. Marshall is also a Director of Ceridian Corporation, GATX
                                Corporation, Hartmarx Corporation and Sundstrand
                                Corporation. Prior to his retirement, Mr. Marshall served as an executive officer of American Telephone and Telegraph
                                Company.
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

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

                                MICHAEL S. ZILKHA, age 44, is the former Executive Vice
[Michael S. Zilkha Picture]     President of Zilkha Energy. He served as an executive
                                officer of Zilkha Energy from July 1986 to January 1998. Mr.
                                Zilkha was an editor at Atlantic Monthly Press from 1985 to
                                1986, and from 1978 to 1985, he was President of ZE Records, an independent record production company in New York.
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

            CONTINUING DIRECTORS -- CLASS II -- TERMS TO EXPIRE 2000

                                JEROME J. RICHARDSON, age 62, is Owner/Founder of the NFL
[Jerome J. Richardson           Carolina Panthers. He has served as a Director of the
Picture]                        Company since 1991. Mr. Richardson is also Chairman of the
                                NFL Stadium Committee, a Director of The NCAA Foundation and
                                a Trustee of Wofford College. During the past five years
                                prior to his retirement in May 1995, Mr. Richardson served as an executive officer of Flagstar Companies, Inc. and
                                Flagstar Corporation.
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                                ADRIAN M. TOCKLIN, age 47, is President and Chief Executive
[Adrian M. Tocklin Picture]     Officer of Tocklin & Associates, Inc., an insurance
                                management and consulting firm. She has served as a Director of the Company since 1994. Ms. Tocklin is also a Director of
                                CNA Surety Corp. and First Insurance Company of Hawaii, and
                                a Trustee of George Washington University. During the past five years prior to her retirement in April 1998, Ms.
                                Tocklin served as an executive officer of CNA Insurance
                                Companies and The Continental Corporation.
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

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
                                JAMES B. WILLIAMS, age 66, is Chairman of the Executive
[James B. Williams Picture]     Committee of the Board of Directors of SunTrust Banks, Inc.
                                He has served as a Director of the Company since 1987. Mr.
                                Williams is also a Director of The Coca-Cola Company,
                                Genuine Parts Company, Georgia-Pacific Corporation, Rollins,
                                Inc. and RPC, Inc. During the past five years prior to his retirement in March 1998, Mr. Williams served as Chairman of the Board and Chief Executive Officer of SunTrust Banks,
                                Inc.
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                                JOE B. WYATT, age 63, is Chancellor, Chief Executive Officer
[Joe B. Wyatt Picture]          and Trustee of Vanderbilt University, a position he has held during the past five years. He has served as a Director of the Company since 1984. Chancellor Wyatt is also a Director of Advanced Network & Services, Inc., Ingram Micro, Inc.,
                                Reynolds Metals Company, The Aerostructures Corporation and
                                University Research Association.
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

           CONTINUING DIRECTORS -- CLASS III -- TERMS TO EXPIRE 2001

                                MAX L. LUKENS, age 50, is Chairman, President and Chief
[Max L. Lukens Picture]         Executive Officer of Baker Hughes Incorporated, the
                                principal business of which is the provision of products and services to the petroleum and continuous process industries.
                                He has served as a Director of the Company since 1995. Mr.
                                Lukens is also a Director of Baker Hughes Incorporated and
                                Transocean Offshore Inc. During the past five years, Mr.
                                Lukens has served as an executive officer of Baker Hughes
                                Incorporated.
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

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
                                BENJAMIN F. PAYTON, age 66, is President of Tuskegee
[Benjamin F. Payton Picture]    University, a position he has held during the past five
                                years. He has served as a Director of the Company since
                                1992. Dr. Payton is also a Director of AmSouth
                                Bancorporation, Liberty Corporation, Morrison's Health Care,
                                Inc., Praxair, Inc. and Ruby Tuesday, Inc.
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                                JOHN J. PHELAN, JR., age 67, is the former Chairman of the
[John J. Phelan, Jr.            Board and Chief Executive Officer of the New York Stock
Picture]                        Exchange. From 1991 to 1993, he was President of the
                                International Federation of Stock Exchanges. Mr. Phelan has
                                served as a Director of the Company since 1990. He is also a
                                Director of Eastman Kodak Company, Merrill Lynch & Co., Inc.
                                and Metropolitan Life Insurance Company and a Senior Advisor
                                to The Boston Consulting Group.
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                                SELIM K. ZILKHA, age 71, is the former Chief Executive
[Slim K. Zilkha Picture]        Officer of Zilkha Energy. He served as the sole Director and
                                Chief Executive Officer of Zilkha Energy from March 1984
                                until January 1998. Prior to such time, Mr. Zilkha was a
                                banker with Zilkha & Sons in the United States and Europe
                                from 1947 to 1955 and in London from 1955 to 1960. In 1960, he founded Mothercare, PLC, a retail chain catering to
                                mothers-to-be, babies and small children in Great Britain,
                                Europe and the United States. Mr. Zilkha sold his interest in Mothercare, PLC in January 1982.

     Selim K. Zilkha is the father of Michael S. Zilkha. There are no other family relationships between Directors and executive officers of the Company.

     William O. Bourke, who is currently a Class I Director, will retire from the Board of Directors on April 22, 1999, in accordance with the Board's retirement policy.

                         BOARD MEETINGS AND COMMITTEES

     During 1998 the Board of Directors held eight regular and special meetings. The Board has established Committees that assist the Board in the discharge of its responsibilities. Each Director attended at least 75% of the meetings of the Board and the Committees on which the Director served.

     Audit Committee. The Audit Committee reviews and reports to the Board the scope and results of audits by the Auditor and the Company's internal auditing staff, and reviews with the Auditor the adequacy of the Company's system of internal controls. It reviews transactions between the Company and its Directors and officers and Company policies with respect thereto, and compliance with the Company's business ethics and conflict of interest policies. The Committee also recommends a firm of certified public accountants to serve as Auditor of the Company (subject to nomination by the Board and election by the stockholders), authorizes all audit and other professional services rendered by the Auditor and periodically reviews the independence of the Auditor.

     Membership on the Audit Committee is restricted to those Directors who are not active or retired officers or employees of the Company. The Company's policy on Audit Committee membership complies with the Audit Committee Policy Statement adopted by the New York Stock Exchange. The current members of the Committee are John J. Phelan, Jr., Chairman, Charles Marshall, Jerome J. Richardson, Adrian M. Tocklin and Joe B. Wyatt. The Committee met three times during 1998.

     Committee on Directors. The Committee on Directors makes recommendations to the Board with respect to the size and composition of the Board, Board retirement and tenure policies, and Director compensation. It also reviews the qualifications of potential candidates for the Board of Directors, evaluates the performance of incumbent Directors and recommends to the Board nominees to be elected at the Annual Meeting of Stockholders. The current members of the Committee are Charles Marshall, Chairman, William O. Bourke, Benjamin F. Payton, John J. Phelan, Jr., Jerome J. Richardson, James B. Williams and Selim K. Zilkha. The Committee met once during 1998.

     The Committee on Directors will consider nominees for Director recommended by stockholders. Recommendations should be submitted in writing, accompanied by a resume of the nominee's qualifications and business experience and a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a Director, and addressed to the offices of the Company to the attention of Beverley T. Krannich, Secretary.

     Employee Benefits Committee. The Employee Benefits Committee periodically reviews the status of the Company's employee benefit programs and the performance of the managers of the funded programs. To assist in its review, the Committee meets periodically with the chairman of the administrative committee of the funded plans. The current members of the Committee are Joe B. Wyatt, Chairman, Robert J. Lanigan, Benjamin F. Payton, Adrian M. Tocklin, James B. Williams and Michael S. Zilkha. The Committee met twice during 1998.

     Executive Compensation Committee. The Executive Compensation Committee reviews and makes recommendations to the Board with respect to the Company's overall executive compensation policy. The Committee also reviews and approves the compensation of the officers of the Company and makes awards under the Executive Award Plan, Performance Award Plan and Cash Bonus Plan. Membership on the Executive Compensation Committee is restricted to Directors who are not active or retired officers or employees of the Company. The current members of the Committee are Robert J. Lanigan, Chairman, William O. Bourke, Max L. Lukens, James B. Williams and Joe B. Wyatt. The Committee met seven times during 1998.

     Finance Committee. The Finance Committee approves long-term financial policies and annual financial plans, significant capital expenditures, insurance programs and investment policies of the Company. It also makes recommendations to the Board concerning dividend policy, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. The current members of the Committee are James B. Williams, Chairman, Robert J. Lanigan, Max
L. Lukens, John J. Phelan, Jr., Jerome J. Richardson and Selim K. Zilkha. The Committee met three times during 1998.

     Public Affairs Committee. The Public Affairs Committee reviews the Company's policies and practices which address issues of social and public concern, such as government affairs, the environment, energy conservation and charitable contributions. It also reviews stockholder relations and considers stockholder proposals and matters of corporate governance. The current members of the Committee are William O. Bourke, Chairman, Charles Marshall, Benjamin F. Payton, John J. Phelan, Jr., Adrian M. Tocklin and Michael S. Zilkha. The Committee met twice during 1998.

     Strategic Planning Committee. The Strategic Planning Committee assists in the formulation of the business strategies of the Company and its subsidiaries and reviews the Company's management succession plan. The current members of the Committee are Max L. Lukens, Chairman, William O. Bourke, Robert J. Lanigan, Charles Marshall, Benjamin F. Payton, John J. Phelan, Jr., Jerome J. Richardson, Adrian M. Tocklin, James B. Williams, Joe B. Wyatt, Michael S. Zilkha and Selim
K. Zilkha. The Committee met six times during 1998.

                       COMPENSATION OF OUTSIDE DIRECTORS

     FEES AND RETAINERS. Each non-employee Director of the Company receives a quarterly retainer of $9,000 ($10,250 for Committee Chairmen) and a fee of $1,250 for each Board meeting and each Board Committee meeting attended, plus incurred expenses where appropriate.

     Pursuant to the Director's Fees Deferral Plan, a Director may elect to defer receipt of some or all of the Director's fees and retainer. All amounts deferred are credited to the Director's account under the Plan. The Director may invest the Plan balance in "phantom" investments in the Company's common stock and twelve mutual funds. The Director may choose to have the account balance distributed in a lump sum or in annual installments, commencing upon termination of service as a Director.

     RETIREMENT PLAN FOR DIRECTORS. Directors of the Company who during some portion of their service as Directors were not officers of the Company or its subsidiaries are participants in the Retirement Plan for Directors. An eligible Director who ceases being a Director after reaching age 70, completing five years of service as a non-employee Director or as a result of death or permanent disability, will receive a retirement benefit from the Plan. The Director may choose to have such benefit paid as either (1) a cash lump sum in an amount equal to the value of a series of quarterly payments equal to the retainer (as of the date of the Director's retirement) for the period the Director served as a non-employee Director of the Company or (2) in a series of quarterly payments with a value equal to such lump-sum payment.

     RESTRICTED STOCK PLAN FOR DIRECTORS. Each non-employee Director of the Company is a participant in the Restricted Stock Plan for Directors. Each such Director who was a member of the Board of Directors on April 1, 1998 (the effective date of the Plan, as amended and restated on February 26, 1998) was granted 2,000 shares of restricted stock on such date. The Plan provides that 400 shares granted to each Director will vest on April 1 of each of the years 1999 through 2003.

     Each person who first becomes a non-employee Director after April 1, 1998 and before April 1, 2003 will be granted 33.33 shares of restricted stock for each calendar month or fraction thereof from the Director's election as a non-employee Director to the following March 31 (rounded to the nearest whole share), plus 400 shares for each subsequent Plan Year (April 1 -- March 31) until April 1, 2003. The product of 33.33 shares times the number of full and partial calendar months from the Director's election as a non-employee Director to the following March 31 (rounded to the nearest whole share) will vest on the April 1 following such election, and 400 shares will vest on each April 1 thereafter through April 1, 2003.

     All shares of restricted stock will vest immediately upon the Director's death or disability. At the time the restricted stock vests, the Director will receive a cash tax-offset "supplemental payment" in an amount equal to the amount necessary to pay the federal income tax payable with respect to both the vesting of restricted stock and receipt of the supplemental payment, assuming the Director is taxed at the maximum effective federal income tax rate. If a Director leaves the Board of Directors before all of the Director's shares of restricted stock have vested, the unvested shares will be forfeited.

         OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the amount and nature of beneficial ownership of shares of the Common Stock of the Company beneficially owned by the Directors and certain executive officers of the Company, and by all present Directors and executive officers of the Company as a group, as of January 31, 1999. For information regarding certain entities known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of December 31, 1998, see "Institutional Ownership of Common Stock" at page 22.

                                                   AMOUNT AND NATURE             PERCENT OF
         NAME OF BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP (1)          CLASS
         ------------------------             ---------------------------        ----------
William O. Bourke.........................                 7,000                       *
John B. Holmes, Jr........................                10,450(2)                    *
Ronald L. Kuehn, Jr.......................               846,922(2 and 3)              *
Robert J. Lanigan.........................                 8,040(4)                    *
Max L. Lukens.............................                 4,107                       *
Charles Marshall..........................                16,958                       *
James E. Moylan, Jr.......................               131,236(2 and 5)              *
Benjamin F. Payton........................                 4,805                       *
John J. Phelan, Jr........................                 4,660                       *
Jerome J. Richardson......................                 7,464                       *
James A. Rubright.........................               113,289(2)                    *
William A. Smith..........................               235,659(2)                    *
Adrian M. Tocklin.........................                 5,390(6)                    *
James B. Williams.........................                25,361                       *
Joe B. Wyatt..............................                 5,200                       *
Michael S. Zilkha.........................             8,994,664(7)                  8.2%
  909 Fannin
  Two Houston Center, Suite 2910
  Houston, TX 77010
Selim K. Zilkha...........................            14,118,916(8)                 12.8%
  750 Lausanne Road
  Los Angeles, CA 90077
All present Directors and Executive
  Officers as a Group (21 persons)........            24,831,831(9)                 22.6%

---------------
* Less than 1%.

     NOTE 1: Each Director and executive officer has sole voting power and sole investment power with respect to all shares beneficially owned by such individual, unless otherwise indicated.

     In connection with the execution of the El Paso Merger Agreement, on March 13, 1999, El Paso entered into separate voting agreements with (1) Michael S. Zilkha, Selim K. Zilkha and an affiliated entity, and (2) Ronald L. Kuehn, Jr., pursuant to which, among other things, such stockholders of the Company agreed to vote their shares of the Company's Common Stock in favor of the El Paso Merger Agreement and the transactions contemplated thereby.

     The number of shares shown includes 2,000 shares of restricted stock for each of William O. Bourke, Robert J. Lanigan, Max L. Lukens, Charles Marshall, Benjamin F. Payton, John J. Phelan, Jr., Jerome J. Richardson, Adrian M. Tocklin, James B. Williams, Joe B. Wyatt, Michael S. Zilkha and Selim K. Zilkha, granted under the Company's Restricted Stock Plan for Directors, which shares had not vested as of January 31, 1999. Such persons have the power to vote and receive dividends on such shares, but do not have the power to dispose of, or to direct the disposition of, such shares until such shares are vested pursuant to the terms of such plan.

     The number of shares shown includes "phantom" shares of the Company's Common Stock held by the following individuals: (a) Charles Marshall, 7,358 phantom shares; Adrian M. Tocklin, 757 phantom shares; and James B. Williams, 8,161 phantom shares (all held under the Company's Director's Fees Deferral
Plan); and (b) John B. Holmes, Jr., 186 phantom shares; Ronald L.

Kuehn, Jr., 43,021 phantom shares; James E. Moylan, Jr., 462 phantom shares; James A. Rubright, 842 phantom shares; and William A. Smith, 965 phantom shares (all held under the Company's Supplemental Benefit Plan and Deferred Compensation Plan).

     NOTE 2: The number of shares shown for Messrs. Kuehn, Moylan, Rubright and Smith includes 118,400 shares, 7,900 shares, 7,900 shares and 7,700 shares, respectively, of restricted stock granted under the Company's Executive Award Plan, which shares had not vested as of January 31, 1999. Such persons have the right to vote and receive dividends on such shares, but do not have the power to dispose of, or to direct the disposition of, such shares until such shares are vested pursuant to the terms of such plan. The number of shares shown for Messrs. Holmes, Kuehn, Moylan, Rubright and Smith also includes (a) 264 shares, 52,127 shares, 11,858 shares, 556 shares and 17,664 shares, respectively, held by the Trustee under the Company's Savings Plan as of January 31, 1999; and (b) 10,000 shares, 616,200 shares, 105,000 shares, 98,500 shares and 192,400 shares, respectively, covered by options under the Company's Executive Award Plan which were exercisable within sixty days after January 31, 1999.

     NOTE 3: The number of shares shown for Mr. Kuehn includes 10,500 shares owned by his wife, 20 shares owned by his children, and 2,000 shares held in trust for his children, of which shares he disclaims any beneficial ownership.

     NOTE 4: The number of shares shown for Mr. Lanigan includes 4,240 shares held in a family limited partnership. Mr. Lanigan is the sole shareholder of the corporate general partner of the partnership, and he and his wife own all of the limited partnership interests of the partnership.

     NOTE 5: The number of shares shown for Mr. Moylan includes 1,237 shares owned by his wife, of which shares he disclaims any beneficial ownership.

     NOTE 6: The number of shares shown for Ms. Tocklin includes 100 shares owned by her husband, of which shares she disclaims any beneficial ownership.

     NOTE 7: The number of shares shown for Michael S. Zilkha includes 180,000 shares held in a family limited partnership. Mr. Zilkha and his wife each own a 50% interest in the limited liability company that is the general partner of the partnership, and Mr. Zilkha owns all of the limited partnership interest of the partnership.

     NOTE 8: The number of shares shown for Selim K. Zilkha includes 14,116,816 shares held in the Selim K. Zilkha Trust (of which Mr. Zilkha is settlor, trustee and beneficiary).

     NOTE 9: The number of shares shown includes 168,100 shares of restricted stock granted under the Company's Executive Award Plan, which shares had not vested as of January 31, 1999; 118,687 shares held by the Trustee under the Company's Savings Plan as of January 31, 1999; 1,226,460 shares covered by options under the Company's Executive Award Plan which were exercisable within sixty days after January 31, 1999; 24,000 shares of restricted stock granted under the Company's Restricted Stock Plan for Directors, which shares had not vested as of January 31, 1999; and 64,185 phantom shares of the Company's Common Stock held under the Company's Director's Fees Deferral Plan, Supplemental Benefit Plan and Deferred Compensation Plan as of January 31, 1999.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee of the Board of Directors of the Company, which is composed solely of non-employee Directors, administers the Company's executive compensation program. The Committee's primary responsibility is to ensure that the executive compensation program furthers the interests of the Company and its stockholders.

     The Company's executive compensation program has three principal objectives: (1) to attract and retain a highly qualified and motivated management team; (2) to appropriately reward individual executives for their contributions to the attainment of the Company's key strategic goals; and (3) to link the interests of executives and stockholders through stock-based plans and performance measures.

     The Committee meets with outside consultants at least annually to evaluate the Company's performance against the performance of a peer group of companies and to review and compare the level of compensation paid or awarded to key executives to the compensation practices of the peer group. The peer group used for determining 1998 compensation for corporate executives consisted of 12 publicly held companies in the energy business (the "Corporate Peer Group"). In comparing the level of the Company's compensation to that of the companies in the Corporate Peer Group, the Committee reviews an analysis which "size-adjusts" the compensation paid by a company to take into account the relative size of the company as measured by its revenues. The recommended size-adjustment is computed by an independent compensation consulting firm. The Committee also reviews and may give greater weight to compensation survey data specific to a particular business segment when considering the compensation of executive officers whose job is related primarily to a single business segment.

     The key components of the Company's executive compensation program are base salary, annual cash bonus incentives, and long-term stock incentives. The Committee's policies with respect to each component of the program, including the bases for the compensation of Mr. Kuehn, Chairman of the Board, President and Chief Executive Officer of the Company, are described below. The Committee consults with Mr. Kuehn in reviewing the individual performance and compensation of key executives of the Company (other than Mr. Kuehn). The Committee reviews Mr. Kuehn's performance and compensation in executive session at least annually.

     BASE SALARIES. Base salaries are initially established by an evaluation of the executive's position, responsibilities and experience and a review of salary surveys. Each year the Committee reviews the base salaries of key executive officers of the Company and its subsidiaries and determines whether salaries should be adjusted, based primarily on the executive's individual performance and experience and salary survey information. In general, the Committee's objective is to maintain overall executive salaries at the median of the salaries for comparable executives in the Corporate Peer Group or other relevant peer group. Executive salaries for 1998 were slightly below the median level overall, although some executives were below and some above the median. Mr. Kuehn has been in his current position for approximately 14 1/2 years, and has significantly longer tenure than the average tenure of the chief executive officers in the Corporate Peer Group. His current salary (which was increased 9.0% effective October 1) is 2.0% above the median of the Corporate Peer Group.

     ANNUAL CASH BONUS INCENTIVES. Annual cash bonus incentive opportunities are awarded each year. The amount of an executive's bonus opportunity (which is expressed as a percentage of base salary) is dependent primarily upon such individual's position and responsibilities and the bonus opportunities provided to comparable positions within the Corporate Peer Group or other relevant peer group. At the beginning of each year, the Committee reviews and approves annual performance goals. Shortly after the end of the year, the Committee determines the appropriate bonus payout levels based on the degree to which these goals have been achieved.

     The design of the annual incentive program takes into account the fact that the Company's financial results can be significantly affected by factors that are beyond the control of the Company and its management, such as oil and natural gas prices. Therefore, when compared to the programs of many other employers, the Company's annual incentive program generally provides a lower level of payout when the Company significantly exceeds the established financial goals, and a higher level of payout when the Company's financial goals are only partially achieved.

     The payout of an executive's 1998 bonus opportunity was based on the level of achievement of certain corporate and subsidiary financial goals, corporate and subsidiary business goals, and individual goals, as described below. The goals for each executive's bonus opportunity were weighted as follows: financial goals -- 50%; business goals -- 35%; and individual goals -- 15%. The

Committee also has the discretion to make additional cash bonus awards to recognize exceptional individual performance.

     The corporate financial goals included in the 1998 bonus opportunities were the Company's 1998 earnings per share ("EPS") as compared to EPS targets established by the Committee, the Company's annual cash flow return on assets as compared to the mean of the cash flow return of a group of energy companies whose aggregate asset mix approximates that of the Company (the "Financial Peer Group"), and the Company's annual total stockholder return ("TSR") as compared to the mean of the TSR of the Financial Peer Group. For subsidiary officers, subsidiary financial goals included subsidiary earnings before corporate charges ("EBC") as compared to EBC targets established by the Committee, and subsidiary annual cash flow return on assets as compared to the mean of the cash flow return of a subsidiary peer group. Each goal had a minimum level of achievement that was required for any payout to be made.

     The corporate and subsidiary business goals included in the 1998 bonus opportunities included operating, marketing and strategic goals relating to each major business segment, and goals relating to safety and the environment, human resources, and corporate citizenship. When appropriate, an executive's goals focused on the company for which he was primarily employed. Achievement of many of the goals was determined by quantitative or objective measures, while other goals were subjective in nature.

     Each executive's 1998 bonus opportunity included individual performance. Mr. Kuehn's individual performance was based primarily on the Committee's assessment of his leadership for the year.

     In January 1999, the Committee reviewed in detail the extent to which the 1998 performance goals had been achieved. The Company's EPS and TSR were below the minimum payout levels, while cash flow return on assets was above the mean for the Financial Peer Group and resulted in a payout percentage of 123% of the bonus opportunity for that goal. The level of achievement of subsidiary financial goals varied among the business segments. The Sonat Pipeline Group had payout percentages of 45% of the bonus opportunity for its EBC goal and 100% of the bonus opportunity for its cash flow return on assets goal. Sonat Exploration Company had earnings below the minimum payout level for its EBC goal, and a payout percentage of 135% of the bonus opportunity for its cash flow return on assets goal.

     The level of achievement of corporate and subsidiary business goals varied considerably among the Company's business segments. The payout percentage for these goals ranged from 47% to 69%.

     Including individual performance, the total bonus payout percentages under the 1998 annual incentive program for Company and subsidiary officers ranged from 48% to 87%. Mr. Kuehn's total bonus payout percentage for 1998 was 48% of his bonus opportunity, compared to 70% of his bonus opportunity for 1997 and 108% of his bonus opportunity for 1996.

     LONG-TERM STOCK INCENTIVES. The long-term stock incentives component of the Company's executive compensation program is designed to align executive and stockholder interests by rewarding executives for the attainment of stock price appreciation and total stockholder returns.

     As a general rule, the Committee administers the long-term stock incentive program through annual grants of stock options and restricted stock to certain executive officers of the Company and its major operating subsidiaries. For purposes of determining the value of long-term incentive compensation, an independent compensation consulting firm values stock options using a modified Black-Scholes option pricing model. Similarly, the consulting firm values restricted share grants based on the present value of the shares on the date of grant (taking into account the vesting schedules of the grants and projected executive turnover). The Committee may adjust the grants to take into account individual performance and the number of options and restricted shares previously granted to the executive. In addition, the Committee may make special awards to individual executives during the year on a discretionary basis.

     The number of stock options and restricted shares granted to each executive officer as part of the annual grant program is generally determined primarily by individual position and responsibilities, compensation survey data of the Company's Corporate Peer Group, and the Company's three-year total stockholder return (considering stock price appreciation and dividends paid, and weighted for most recent performance) as compared to the total stockholder return of the Financial Peer Group. The amount of an executive's annual long-term incentive grant (expressed as a percentage of base salary)is tied to the Company's total stockholder return as compared to that of the Financial Peer Group. A minimum level of total stockholder return must be attained in order for grants to be made under the program. In 1998, the Company's weighted annualized three-year total stockholder return was below the minimum level established by the Committee.

     In December 1998, the Committee reviewed compensation survey data which indicated that over the past few years the value of the long-term incentive grants made to senior executives was substantially below the level required to appropriately compensate the Company's key officers. The Committee also considered executive retention and the Committee's continued desire to align the interests of executives and stockholders and to motivate the Company's senior management to increase total stockholder return. Based on these considerations, the Committee granted long-term incentive awards in December 1998 at a level designed to be at or below the 25th percentile of the Corporate Peer Group. All grants were made in the form of stock options; no restricted shares were awarded.

     Mr. Kuehn was awarded stock options in December 1998. As discussed above, the amount of this award was intended to result in long-term compensation at or below the 25th percentile of the Corporate Peer Group. Mr. Kuehn's total long-term incentive grants in 1998 had a value of 97% of his salary, as compared to 185% of his salary in 1997 and 235% of his salary in 1996.

     The Committee will continue to consider individual position and responsibilities, compensation survey data, total stockholder return, and stockholder interests in its administration of the long-term stock incentive program.

     STOCK OWNERSHIP GUIDELINES. The Committee has established guidelines designed to encourage key executives of the Company and its subsidiaries to attain specified levels of stock ownership over a five-year period. Stock ownership goals are based on the value of the Company's stock, and are expressed as a multiple of the executive's base salary. The Committee periodically reviews the guidelines and the executives' progress toward attaining the stock ownership goals.

     POLICY WITH RESPECT TO SECTION 162(m). Section 162(m) of the Internal Revenue Code limits the tax deduction that the Company or its subsidiaries can take with respect to the compensation of certain executive officers, unless the compensation is "performance-based." The Committee expects that all income recognized by executive officers with respect to restricted stock and stock options granted under the Executive Award Plan will qualify as performance-based compensation.

     The Committee feels that it should not use only arithmetic formulas in carrying out its responsibilities for compensating the Company's management. Therefore, the Committee currently intends to continue to make cash bonus payments that are based on the achievement of subjective, non-quantifiable goals, and that may therefore not qualify as performance-based compensation. The Committee believes that these Company, subsidiary and individual goals, while not properly measurable by the kind of quantifiable targets that are required to qualify compensation as performance-based, are important to the long-term financial success of the Company and to its stockholders.

     CONCLUSION. The Committee believes that the executive compensation philosophy that it has adopted effectively serves the interests of the stockholders and the Company. It is the Committee's intention that the pay delivered to executives be commensurate with Company performance.

Robert J. Lanigan                     William O. Bourke                Max L. Lukens
                   James B. Williams                     Joe B. Wyatt

SUMMARY COMPENSATION TABLE

     The following table shows, for the fiscal years ending December 31, 1996, 1997 and 1998 the cash compensation paid by the Company, and a summary of certain other compensation paid or accrued for such years, to certain of the Company's executive officers (as determined pursuant to the rules of the Securities and Exchange Commission) (the "named executive officers") for service in all capacities with the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                        ANNUAL COMPENSATION                       AWARDS
                                 ----------------------------------    ----------------------------
                                                                                         SECURITIES
                                                                       RESTRICTED        UNDERLYING    ALL OTHER
NAME AND                                               OTHER ANNUAL      STOCK            OPTIONS/    COMPENSATION
PRINCIPAL POSITION         YEAR   SALARY     BONUS     COMPENSATION    AWARDS(1)            SARS          (2)
------------------         ----  --------   --------   ------------    ----------        ----------   ------------
Ronald L. Kuehn, Jr.,      1998  $797,500   $440,000    $1,283,945(3)   $      0          112,600       $ 47,850
Director, Chairman of      1997  $770,500   $550,000    $        0      $385,528(4)        92,000       $105,522
the Board, President and   1996  $736,500   $800,000    $2,154,978(3)   $748,800(5)        82,500       $111,058
Chief Executive Officer
John B. Holmes, Jr.,       1998  $341,667   $182,940    $        0      $      0          185,000       $ 20,067
Senior Vice President(6)
James E. Moylan, Jr.,      1998  $294,250   $116,625    $        0      $      0           35,000       $ 33,016
Senior Vice President      1997  $259,000   $132,100    $        0      $ 70,096(4)        25,000       $ 30,098
and Chief Financial        1996  $245,000   $190,000    $        0      $208,000(5)        20,000       $ 29,131
Officer
James A. Rubright,         1998  $372,667   $187,990    $        0      $      0           85,000       $ 43,522
Executive Vice             1997  $314,250   $163,600    $        0      $ 70,096(4)        25,000       $ 41,810
President                  1996  $300,250   $193,700    $        0      $208,000(5)        20,000       $ 41,246
William A. Smith,          1998  $365,000   $160,000    $        0      $      0           35,000       $ 40,380
Executive Vice             1997  $365,000   $131,300    $  669,098(3)   $ 70,096(4)        23,000       $ 43,547
President and General      1996  $365,000   $218,300    $  919,299(3)   $197,600(5)        17,000       $ 44,260
Counsel

     NOTE 1: The amount shown represents the dollar value of restricted stock awards made during the year, calculated by multiplying the closing price of unrestricted shares of the Company's Common Stock on the date of grant by the number of shares awarded. Dividends are paid on all shares of restricted stock.

     All shares of restricted stock granted to Messrs. Moylan, Rubright and Smith generally vest at the earlier of age 65 or 10 years from the date of grant, unless the average closing price of the Company's Common Stock achieves certain specified levels, in which case vesting of such shares is accelerated. All shares of restricted stock granted to Mr. Kuehn generally vest on April 1, 2001.

     All shares of restricted stock that have not previously vested are generally forfeited upon termination of employment, unless such termination occurs either by reason of death or disability or for the convenience of the Company (as determined by the Executive Compensation Committee). All shares of restricted stock that have not previously vested will immediately vest upon a "Change of Control" of the Company, as described under "Compensation Upon Change of Control" below. The El Paso Merger, if consummated, will constitute a Change of Control for this purpose.

     The number of shares of restricted stock held by the named executive officers as of December 31, 1998, and the value of such shares (calculated by multiplying the closing price of unrestricted shares of the Company's Common Stock on December 31, 1998 ($27.0625) by the number of shares held on such date) is as follows: Mr. Kuehn, 118,400 shares, $3,204,200;

Mr. Holmes, 0 shares, $0; Mr. Moylan, 7,900 shares, $213,794; Mr. Rubright, 7,900 shares, $213,794; and Mr. Smith, 7,700 shares, $208,381.

     NOTE 2: With respect to 1998, represents the following amounts for each of Messrs. Kuehn, Holmes, Moylan, Rubright and Smith, respectively: (1) Company matching contributions to the trust established under the Company's Savings
Plan -- $9,600, $9,167, $9,600, $9,600 and $9,600; (2) Company contributions to the Savings Plan accounts under the Company's Supplemental Benefit
Plan -- $38,250, $10,900, $8,055, $12,760 and $12,300; and (3) with respect to premiums paid by the Company under the Company's "split-dollar" Executive Life Insurance Program, the sum of (a) the value of the premium payment used to purchase term life insurance plus (b) the value of the benefit to the executive officer of the remainder of the premium payment -- $0, $0, $15,361, $21,162 and $18,480.

     NOTE 3: Represents the amount of tax-offset "supplemental payments" paid upon the exercise of stock options (or tandem stock appreciation rights) granted under the Company's Executive Award Plan.

     NOTE 4: Represents the value of 8,800 shares, 1,600 shares, 1,600 shares and 1,600 shares of restricted stock granted on December 5, 1997 to Messrs. Kuehn, Moylan, Rubright and Smith, respectively.

     NOTE 5: Represents the value of 14,400 shares, 4,000 shares, 4,000 shares and 3,800 shares of restricted stock granted on December 5, 1996 to Messrs. Kuehn, Moylan, Rubright and Smith, respectively.

     NOTE 6: Mr. Holmes was employed by the Company on January 30, 1998 and was named Senior Vice President of the Company effective as of May 1, 1998.

OPTION GRANT TABLE

     The following table contains certain information with respect to stock options (and tandem stock appreciation rights that become exercisable only upon certain change of control events ("Limited SARs")) granted in 1998 under the Company's Executive Award Plan to the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                                       ASSUMED ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION FOR OPTION
                                              INDIVIDUAL GRANTS                               TERM (10 YEARS)
                           -------------------------------------------------------    --------------------------------
                            NUMBER OF      % OF TOTAL
                            SECURITIES    OPTIONS/SARS
                            UNDERLYING     GRANTED TO      EXERCISE
                           OPTIONS/SARS    EMPLOYEES        PRICE       EXPIRATION
          NAME             GRANTED (1)      IN 1998      ($/SHARE)(2)    DATE(3)           5%(4)            10%(4)
          ----             ------------   ------------   ------------   ----------    ---------------   --------------
All Stockholders.........  110,059,886          --               --           --      $ 1,898,808,183   $4,813,193,964
Ronald L. Kuehn,
  Jr.(5).................      112,600         8.5%        $27.4375      12/3/08      $     1,942,632   $    4,924,280
John B. Holmes, Jr.(6)...       50,000         3.8%        $  44.69      1/20/08      $     1,405,500   $    3,561,000
John B. Holmes, Jr.(7)...       75,000         5.7%        $ 43.875      4/22/08      $     2,069,625   $    5,244,375
John B. Holmes, Jr.(5)...       60,000         4.5%        $27.4375      12/3/08      $     1,035,150   $    2,623,950
James E. Moylan,
  Jr.(5).................       35,000         2.6%        $27.4375      12/3/08      $       603,838   $    1,530,638
James A. Rubright(7).....       25,000         1.9%        $ 43.875      4/22/08      $       689,875   $    1,748,125
James A. Rubright(5).....       60,000         4.5%        $27.4375      12/3/08      $     1,035,150   $    2,623,950
William A. Smith(5)......       35,000         2.6%        $27.4375      12/3/08      $       603,838   $    1,530,638
Named Executive Officers' Potential Realizable Value as a % of All Stockholders'
  Potential Realizable Value -- December 4, 1998 Grant                                          0.27%            0.27%

     NOTE 1: Each stock option shown in the table was granted with a tandem Limited SAR that may be exercised only within 60 days after a Change of Control (as defined under "Compensation Upon Change of Control" below). For more information on Limited SARs, see "Compensation Upon Change of Control" below.

     Any stock options (and tandem Limited SARs) that have not previously become exercisable are generally forfeited upon termination of employment, unless such termination occurs by reason of normal retirement, death, disability or for the convenience of the Company (as determined by the Executive Compensation Committee). Any options (and tandem Limited SARs) held by then-current employees will become immediately exercisable in the event of a "Change of Control" of the Company, as described under "Compensation Upon Change of Control" below.

     The El Paso Merger, if consummated, will constitute a Change of Control for the foregoing purposes.

     NOTE 2: The exercise price equals the closing price of the Company's Common Stock on the date of grant.

     NOTE 3: The stock options (and tandem Limited SARs) are subject to termination prior to their expiration date in the event of termination of employment.

     NOTE 4: For each named executive officer, the potential realizable values shown represent the difference between the Resulting Company Stock Price for the option (as described below) and the exercise price of the option, multiplied by the number of options granted to such executive officer. For all stockholders, the potential realizable values shown represent the difference between the Resulting Company Stock Price for the options granted on December 4, 1998 and the exercise price of such options, multiplied by the number of outstanding shares of the Company's Common Stock as of December 31, 1998.

     The Resulting Company Stock Price for an option equals the price the Company's Common Stock would attain at the end of the option's 10-year term if the price of the Company's Common Stock appreciated from the date of stock option grant at a rate of 5% or 10% per year (as the case may be). The Resulting Company Stock Prices are as follows: (1) for the options granted on January 21, 1998, $72.80 (5% annual stock price appreciation) and $115.91 (10% annual stock price appreciation), (2) for the options granted on April 23, 1998, $71.47 (5% annual stock price appreciation) and $113.80 (10% annual stock price appreciation) and (3) for the options granted on December 4, 1998, $44.69 (5% annual stock price appreciation) and $71.17 (10% annual stock price appreciation).

     NOTE 5: Represents stock options (and tandem Limited SARs) granted on December 4, 1998. The stock options (and tandem Limited SARs) become exercisable in equal installments on each of the first five anniversaries of the date of grant, provided that the entire grant will become immediately exercisable if, during any 10 business day period ending prior to December 4, 2003, the average of the closing prices of the Company's Common Stock during such period is at least $41.1563.

     NOTE 6: Represents stock options (and tandem Limited SARs) granted to Mr. Holmes on January 21, 1998 (contingent upon his commencement of employment with the Company on January 30, 1998). The stock options (and tandem Limited SARs) become exercisable in five equal installments on each of the first five anniversaries of the date of grant, provided that the entire grant will become immediately exercisable if, during any 10 business day period ending prior to January 21, 2003, the average of the closing prices of the Company's Common Stock during such period is at least $67.04.

     NOTE 7: Represents stock options (and tandem Limited SARs) granted on April 23, 1998. The stock options (and tandem Limited SARs) become exercisable in five equal installments on each of the first five anniversaries of the date of grant, provided that the entire grant will become immediately exercisable if, during any 10 business day period ending prior to April 23, 2003, the average of the closing prices of the Company's Common Stock during such period is at least $65.8125.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

     The following table shows certain information with respect to the named executive officers concerning the exercise of stock options (or stock appreciation rights ("SARs") granted in tandem therewith) during 1998 and unexercised stock options (and tandem SARs) held as of December 31, 1998.

                                         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                                    FISCAL YEAR-END OPTION/SAR VALUES
                           ------------------------------------------------------------------------------------
                                                               NUMBER OF
                                                         SECURITIES UNDERLYING         VALUE OF UNEXERCISED,
                                                       UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                             SHARES                      AT FISCAL YEAR END(1)         AT FISCAL YEAR END(2)
                           ACQUIRED ON     VALUE      ---------------------------   ---------------------------
          NAME              EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   ----------   -----------   -------------   -----------   -------------
Ronald L. Kuehn, Jr......    70,000      $1,863,750     616,200        235,700      $1,826,625         $0
John B. Holmes, Jr.......         0      $        0      10,000        175,000      $        0         $0
James E. Moylan, Jr......         0      $        0     105,000         67,000      $  195,563         $0
James A. Rubright........         0      $        0      98,500        117,000      $        0         $0
William A. Smith.........         0      $        0     192,400         63,600      $  630,750         $0

     NOTE 1: Certain stock options granted before December 6, 1991, were granted with tandem SARs. Each stock option granted before December 6, 1991 was granted with a tax-offset "supplemental payment" payable upon the exercise of the stock option (or tandem SAR). The amount of the supplemental payment is the amount necessary to pay the federal income tax payable with respect to both (1) exercise of the stock option (or tandem SAR) and (2) receipt of the supplemental payment, based on the assumption that the participant is taxed at the maximum effective federal income tax rate.

     NOTE 2:  The value of each unexercised in-the-money stock option (or tandem
SAR) is equal to the difference between $27.0625 (the closing price of the Company's Common Stock on December 31, 1998) and the exercise price of the stock option. Such value does not include the value of any tax-offset supplemental payments.

DEFINED BENEFIT PLANS

     Employees and officers of the Company and participating subsidiaries are participants in the Company's Retirement Plan. The Retirement Plan provides two types of benefits -- pension benefits and cash balance benefits.

     The pension benefits portion of the Retirement Plan (the "Pension Program") provides annual retirement benefits that are based on average covered compensation for the highest five consecutive years of the final ten years of employment. Covered compensation under the Pension Program currently includes salaries and amounts paid under the Performance Award Plan and the Cash Bonus Plan (reported in the Summary Compensation Table); covered compensation does not include amounts relating to the grant or vesting of restricted stock, the exercise of stock options and SARs, and receipt of supplemental payments under the Executive Award Plan, or to employer contributions under the Savings Plan or the Supplemental Benefit Plan.

     The maximum annual retirement benefit under the Pension Program is 65% of the participant's average covered compensation minus 50% of his primary social security benefit. Participants accrue benefits under the following formula: (a) 2.4% of average covered compensation minus 2.0% of primary social security benefits for each year of service before January 1, 1992; plus (b) 2.0% of average covered compensation minus 1.667% of primary social security benefits for each year of service after January 1, 1992; plus (c) when the total of (a) plus (b) above equals 60% of average covered compensation minus 50% of primary social security benefits, 1% of average covered compensation for each year of service after January 1, 1992, not included in the calculation in (b) above, up to five such additional years of service. The eligible survivors of a deceased Pension Program participant are entitled to a survivors benefit, which equals 75% or 50% of the participant's retirement benefit (depending upon the participant's date of hire, age and years of service). Pension Program benefits are generally paid as life annuities.

     Under the cash balance benefits portion of the Retirement Plan (the "Cash Balance Program"), Company contributions and interest are credited to a hypothetical account for the participant under the Retirement Plan. Company contributions equal 1 1/2% or 2 1/2% of the participant's salary (as shown in the Summary Compensation Table), depending on the participant's date of hire, age and years of service. Interest credits are based on the 30-year Treasury Constant Maturities rate. Cash Balance Program benefits are based on the value of the participant's hypothetical account at termination of employment, and are paid as a lump sum, life annuity or 50% joint and survivor annuity.

     The Supplemental Benefit Plan provides its eligible participants and their eligible survivors with Pension Program and Cash Balance Program benefits that would have been payable under the Retirement Plan but for the fact that benefits payable under funded pension plans are limited by federal tax laws. As a general rule, during 1998 the federal tax laws limited annual benefits under the Retirement Plan to $130,000 (subject to reduction in certain circumstances), and required the Retirement Plan to disregard any portion of the participant's 1998 compensation in excess of $160,000. A participant may choose to have benefits under the Supplemental Benefit Plan paid either as a life annuity or in a cash lump sum upon termination of employment.

     The following table sets forth information with respect to the named executive officers concerning the benefits payable under the Retirement Plan and Supplemental Benefit Plan.

                           DEFINED BENEFIT PLAN TABLE

                                           YEARS OF
                             YEARS OF        CASH            1998               1998            ESTIMATED
                             PENSION       BALANCE      PENSION PROGRAM     CASH BALANCE         ANNUAL
                             PROGRAM       PROGRAM          COVERED        PROGRAM COVERED     RETIREMENT
           NAME             SERVICE(1)    SERVICE(2)    COMPENSATION(3)    COMPENSATION(4)     BENEFIT(5)
           ----             ----------    ----------    ---------------    ---------------    -------------
Ronald L. Kuehn, Jr. .....     28.4           1.0         $1,237,500          $797,500          $811,483
John B. Holmes, Jr. ......      0.9           0.9         $  524,607          $341,667          $168,754
James E. Moylan, Jr. .....     22.5           1.0         $  410,875          $294,250          $290,642
James A. Rubright.........      4.8           1.0         $  560,657          $372,667          $226,552
William A. Smith..........     28.7           1.0         $  525,000          $365,000          $356,295

     NOTE 1: The number of years of credited service under the Pension Program as of December 31, 1998.

     NOTE 2: The number of years of service under the Cash Balance Program as of December 31, 1998.

     NOTE 3: The aggregate of the named executive officer's salary and bonus for 1998 (as shown in the Summary Compensation Table).

     NOTE 4: The named executive officer's salary for 1998 (as shown in the Summary Compensation Table).

     NOTE 5: The aggregate estimated annual benefit payable as a single life annuity to the named executive officer under the Retirement Plan and Supplemental Benefit Plan, based on the assumptions that (1) such officer's average covered compensation under the Pension Program at his retirement date equals his 1998 Pension Program covered compensation; (2) such officer's salary under the Cash Balance Program between December 31, 1998 and his retirement date equals his 1998 Cash Balance Program covered compensation; and (3) such officer's hypothetical account under the Cash Balance Program is credited with interest after December 31, 1998 at the annual interest rate in effect for the Program as of such date (6.33%), and determined without regard to the offset for primary social security benefits under the Pension Program. The assumed retirement dates are April 30, 2001 for Mr. Kuehn, and age 65 for the other named executive officers.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock for the five-year period ending December 31, 1998, with the cumulative total return of three indices during such period.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
                 SONAT INC.; STANDARD & POOR'S 500 STOCK INDEX;
         STANDARD & POOR'S NATURAL GAS DISTRIBUTION/PIPELINE GROUP (1);
                          STANDARD & POOR'S OIL & GAS
                      (EXPLORATION & PRODUCTION) GROUP (2)
[CUMULATIVE PERFORMANCE GRAPH]

                                             SONAT INC.              S&P 500            S&P NATURAL GAS        S&P OIL AND GAS
                                             ----------              -------            ---------------        ---------------
12/31/93                                       100.00                 100.00                 100.00                 100.00
12/31/94                                       100.58                 101.31                  92.21                  79.59
12/31/95                                       132.36                 139.37                 126.31                  93.36
12/31/96                                       196.15                 171.36                 164.49                 128.73
12/31/97                                       178.01                 228.52                 193.54                 113.71
12/31/98                                       110.45                 293.81                 211.77                  78.44

     The total returns set forth above assume that $100 was invested in the Company's Common Stock and each of the indices set forth above on December 31, 1993, and that all dividends were reinvested.

     NOTE 1: The Standard & Poor's Natural Gas Distribution/Pipeline Group consists of the following companies: The Coastal Corporation, Columbia Energy Group, Consolidated Natural Gas Company, Eastern Enterprises, Enron Corp., NICOR Inc., ONEOK Inc., Peoples Energy Corporation, Sempra Energy, Sonat Inc. and The Williams Companies, Inc.

     NOTE 2: The Standard & Poor's Oil & Gas (Exploration & Production) Group consists of the following companies: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources, Inc., Kerr-McGee Corporation, Oryx Energy Company and Union Pacific Resources Group, Inc.

COMPENSATION UPON CHANGE OF CONTROL

     Certain of the Company's benefit plans provide for the acceleration of certain benefits in the event of a "Change of Control" of the Company. Under such plans, a Change of Control will be deemed to have occurred if (1) any person or group becomes the owner of (or obtains the right to acquire) 20% or more of the Company's common stock or outstanding voting securities (with certain exceptions, as set forth in the plans); (2) the individuals who, as of December 1, 1995, constituted the Board of Directors (the "Incumbent Board"), cease to be at least a majority of the Board of Directors (but including as Incumbent Board members, except as otherwise provided, any director whose election or nomination was approved by the Incumbent Board); or (3) there is consummation of a reorganization, consolidation or merger involving the Company, or sale of all or substantially all of the Company's assets, unless the stockholders and Board of Directors of the Company before the transaction control the resulting company after the transaction.

     Any outside Director who is eligible for a retirement benefit under the Retirement Plan for Directors will receive such benefit (regardless of whether the Director has met the other eligibility requirements of the Plan) in the event the Director ceases to be a Director following a Change of Control. The balance in a Director's account in the Director's Fees Deferral Plan will be distributed in a lump sum if the Director's service as a Director is terminated within three years following a Change of Control, regardless of any other elections the Director may have made with respect to the timing and manner of payment of amounts in the account. Also, all shares of restricted stock granted under the Restricted Stock Plan for Directors will vest immediately upon a Change of Control.

     Upon the occurrence of a Change of Control, all outstanding shares of restricted stock under the Executive Award Plan will immediately vest, and all outstanding options (and tandem SARs) under the Executive Award Plan held by then-current employees will become immediately exercisable. Also, upon the occurrence of a Change of Control, the participant will receive 100% of his bonus opportunities under the Performance Award Plan and the Cash Bonus Plan. Any officer of the Company or certain of its subsidiaries who at the time of a Change of Control is not vested under the Retirement Plan will be provided with a vested benefit under the Supplemental Benefit Plan equal to the benefit that would have been payable under the Retirement Plan if the officer's actual years of service had been sufficient for vesting. Following a Change of Control, a participant's Savings Plan account under the Supplemental Benefit Plan will be distributed within 30 days of termination of employment.

     The named executive officers have Limited SARs in tandem with all outstanding options under the Executive Award Plan. Upon exercise of a Limited SAR or an SAR in connection with a Change of Control, the executive officer would receive the difference between (1) the "change of control price" and (2) the exercise price of the Limited SAR or SAR.

     The El Paso Merger, if consummated, will constitute a Change of Control for the foregoing purposes and for purposes of the Executive Severance Agreements described below.

EXECUTIVE SEVERANCE AGREEMENTS

     The Company has Executive Severance Agreements with Messrs. Kuehn, Holmes, Moylan, Rubright and Smith. These agreements provide that if the executive officer's employment is terminated either (1) within three years after a Change of Control (as defined above), either (a) by the Company for reasons other than dishonesty, conviction of a felony or willful unauthorized disclosure of confidential information or other than as a consequence of death, disability or retirement at normal retirement age (April 30, 2001 for Mr. Kuehn and age 65 for the other officers) or (b) by the executive officer for reasons relating to a diminution of responsibilities or compensation or relocation requiring a change in residence or a significant increase in travel, or (2) by the executive officer for any reason during the 30-day period immediately following the first anniversary of the Change of Control, he will receive: (1) a lump sum severance payment equal to three times his "earnings" (defined to include the sum of (a) the executive's annual base pay, (b) the largest cash bonus payable to the executive either upon the Change of Control or in the previous two years, and (c) the average value of the executive's stock option and restricted stock grants over the last three years) (such lump sum payment to be reduced pro rata to the extent there are less than 36 months until the officer reaches normal retirement age); (2) life, medical, and accident and disability insurance as provided in the Company's insurance programs or, in certain circumstances, substantially equivalent insurance to be provided by the Company for a period of 36 months after termination of employment (or until normal retirement age, whichever is sooner); and (3) for an executive officer who is not otherwise entitled to an early retirement benefit under the Retirement Plan, a lump-sum payment in an amount equal in value to the annual benefit such officer would have received had he been entitled to an early retirement benefit (reduced by any benefits payable to him under the Retirement Plan and the Supplemental Benefit Plan), and the survivors benefit with respect to such early retirement benefit. The Executive Severance Agreements also provide that if the executive officer receives payments that would be subject to the tax imposed by Section 4999 of the Internal Revenue Code, the executive shall be entitled to receive an additional payment in an amount necessary to put the executive officer in the same after-tax position as if such tax had not been imposed. Assuming that the executive officers terminated employment on April 1, 1999, in a manner entitling them to benefits under the Executive Severance Agreements, the respective executive officers would receive the following lump sum cash payments pursuant to items (1) and (3) above: Mr. Kuehn, $6,854,989 in severance pay and $0 in retirement benefits; Mr. Holmes, $4,229,280 in severance pay and $39,141 in retirement benefits; Mr. Moylan, $2,968,032 in severance pay and $554,553 in retirement benefits; Mr. Rubright, $4,229,280 in severance pay and $159,945 in retirement benefits; and Mr. Smith, $3,022,254 in severance pay and $1,245,418 in retirement benefits.

     The Executive Severance Agreements provide that the executive officer may not voluntarily leave the employ of the Company if a third party attempts to effect a Change of Control until such third party abandons such attempt or a Change of Control has occurred. The Agreements renew automatically for one-year terms unless terminated at the end of any term by the Board of Directors. The Agreements shall also terminate if the Executive Compensation Committee determines that the executive officer is no longer a key employee. In no event shall the Agreements terminate within three years after a Change of Control, or during any period in which a Change of Control is threatened.

                      ELECTION OF AUDITOR (PROPOSAL NO. 1)

     Ernst & Young LLP has been nominated for election as Auditor of the Company. The Restated Certificate of Incorporation provides that no other person shall be eligible for election as Auditor unless notice of intention to nominate such person has been given to the Company not less than ten days before the Annual Meeting.

     A representative of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ERNST & YOUNG LLP AS AUDITOR (PROPOSAL NO. 1).

                                 OTHER MATTERS

PROPOSALS OF STOCKHOLDERS

     STOCKHOLDER PROPOSALS IN THE COMPANY'S PROXY STATEMENT. In order for proposals by stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 Annual Meeting of Stockholders, such proposals must be received at the principal executive offices of the Company, AmSouth-Sonat Tower, Birmingham, Alabama 35203, by no later than November 24, 1999.

     STOCKHOLDER PROPOSALS TO BE PRESENTED AT MEETINGS. A stockholder who desires to propose any business at an annual meeting of stockholders must give the Secretary of the Company written notice which is received not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year's annual meeting (the "Notice Deadline"). (Special notice provisions apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date.) Adjournment of an annual meeting shall not commence a new Notice Deadline. The stockholder's notice must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and the beneficial owner, if any, on whose behalf the proposal is made; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting) and intends to appear in person or by proxy at such meeting to propose such business; (c) any material interest of the stockholder in such business; and (d) for both the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made (1) the name and address of such stockholder and beneficial owner and (2) the class and number of shares owned beneficially and of record by such stockholder and beneficial owner.

     STOCKHOLDER NOMINATIONS FOR DIRECTORS. A stockholder who desires to nominate Directors at a meeting of stockholders must give the Secretary of the Company written notice within the Notice Deadline (for an annual meeting) or, for a special meeting at which directors are to be elected pursuant to the Company's notice of meeting, not earlier than the close of business on the 90th day before such special meeting and not later than the close of business on the later of the 60th day before such special meeting or the 10th day after the date public announcement is made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder's notice must set forth (a) the name and address of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nominations are made; (b) the class and number of shares owned beneficially and of record by such stockholder and such beneficial owner; (c) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder or beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made; (e) such other information regarding each nominee proposed by such stockholder as would have been required to be disclosed in solicitations of proxies for election of directors pursuant to the rules of the Securities and Exchange Commission; and (f) the consent of each nominee to be named in the proxy statement as a nominee and to serve as a Director of the Company if so elected.

     The Chairman of the meeting may refuse to transact any business or to acknowledge the nomination of any person if a stockholder has failed to comply with the foregoing procedures.

     A copy of the Company's By-Laws may be obtained from the Company upon written request to the Company at its Birmingham, Alabama office.

INSTITUTIONAL OWNERSHIP OF COMMON STOCK

     The table below sets forth, as of December 31, 1998, certain information with respect to each entity known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock. For information regarding certain individuals known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of January 31, 1999, see "Ownership of Common Stock by Directors and Executive Officers" at page 8.

NAME AND ADDRESS OF                                                NUMBER OF SHARES     PERCENT
BENEFICIAL OWNER                                TITLE OF CLASS    BENEFICIALLY OWNED    OF CLASS
-------------------                             --------------    ------------------    --------
Putnam Investments, Inc.......................   Common Stock         9,702,120            8.8
  and certain of its subsidiaries.
  One Post Office Square
  Boston, MA 02109

     In a report on Schedule 13G filed with the Securities and Exchange Commission with respect to the ownership of the Company's Common Stock as of December 31, 1998, Putnam Investments, Inc. and its subsidiaries each stated that such stock was acquired in the ordinary course of business and was not acquired for the purpose of changing or influencing the control of the Company and was not acquired in connection with or as a participant in any transaction having such a purpose or effect.

SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     John M. Musgrave, Vice President -- Planning and Treasurer of the Company, filed one late report under Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") with respect to his initial ownership of the Company's Common Stock. Selim K. Zilkha, a Director of the Company, filed one late report under
Section 16(a) with respect to a charitable gift of the Company's Common Stock.

VOTING AT THE ANNUAL MEETING

     The presence, in person or by proxy, of the holders of a majority of the Company's Common Stock is necessary to constitute a quorum at the Annual Meeting or any adjournment thereof.

     The vote required for the election of Directors and the approval of the other matters scheduled for a vote at the Annual Meeting is controlled by the provisions of the Company's Charter and By-Laws and the Delaware General Corporation Law. Directors are elected by a plurality vote. Approval of Proposal No. 1 would require a plurality vote. Abstentions and broker "non-votes" (shares not voted on a matter because a nominee holding shares for a beneficial owner neither receives voting instructions from such beneficial owner nor has discretionary voting power with respect thereto) shall not have an effect on the vote for the election of Directors and on Proposal No. 1. The vote will be tabulated by an independent tabulator and the results of such vote will be certified by independent inspectors of election.

SOLICITATION OF PROXIES

     The Company will bear the costs of solicitation of proxies. Officers and regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. In addition, the Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, and anticipates that the fees that it will incur for this service, excluding out-of-pocket expenses, will not exceed $11,000. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting material to beneficial owners. The Company will reimburse persons holding stock for others in their names or in those of their nominees for their reasonable out-of-pocket expenses in sending proxy material to their principals and obtaining their proxies.
                            ------------------------

     The information provided under the headings "Report of the Executive Compensation Committee" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     The Company is not aware that any matters other than those mentioned above will be presented for action at the 1999 Annual Meeting, but if any other matters do properly come before the meeting, the persons named as proxies will vote upon such matters in accordance with their best judgment.

     Please complete, sign, date and return the enclosed proxy card promptly.

                                          SONAT INC.
                                          /s/ Beverley T. Krannich
                                          Beverley T. Krannich
                                            SECRETARY
Birmingham, Alabama
March 22, 1999

PROXY


                               SONAT SAVINGS PLAN
                                   SONAT INC.
                        ANNUAL MEETING -- APRIL 22, 1999


I hereby direct The Northern Trust Company, as Trustee of the Sonat Savings Plan, to sign and forward a proxy in the form being solicited by the Board of Directors and to vote as directed on the reverse side all shares of Sonat Inc. Common Stock held with respect to my account under the Plan at the Annual Meeting of Stockholders of Sonat Inc. to be held on April 22, 1999 and at any adjournment thereof.





             TO BE COMPLETED, SIGNED AND DATED ON THE REVERSE SIDE.

                               SONAT SAVINGS PLAN
                                   SONAT INC.
                        ANNUAL MEETING -- APRIL 22, 1999


    THE BOARD RECOMMENDS A VOTE "FOR ALL NOMINEES" AND "FOR" PROPOSAL NO. 1.

1. ELECTION OF DIRECTORS                   FOR ALL NOMINEES [ ]                                          WITHHOLD AUTHORITY [ ]
Ronald L. Kuehn, Jr., Robert J. Lanigan,   (except those whose names are inserted on the line below)     to vote for all nominees
Charles Marshall and Michael S. Zilkha





2. ELECTION of Ernst & Young LLP as Auditor (Proposal No. 1).        FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

THE UNDERSIGNED'S VOTE IS TO BE CAST AS SPECIFIED ABOVE. IF NO VOTE IS SPECIFIED, IT WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1
AND "FOR" PROPOSAL NO. 1.



          Dated  ___________, 1999   Signature _________________________________
                                               Sign here as name appears hereon.

PROXY

                                   SONAT INC.

                             AMSOUTH -- SONAT TOWER
                            BIRMINGHAM, ALABAMA 35203

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Ronald L. Kuehn, Jr., James A. Rubright and William A. Smith, and each of them, proxies, with full powers of substitution, and hereby authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders of Sonat Inc. to be held on April 22, 1999 and at any adjournment thereof, and to vote all shares of stock which the undersigned would be entitled to vote if personally present as directed on the reverse side hereof with respect to the items set forth in the Proxy Statement and upon any other matter which may properly come before the meeting or any adjournment thereof.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.




                            - FOLD AND DETACH HERE -

                                                               Please mark
                                                               your votes    [X]
                                                               like this.



          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.






                                                                WITHHELD
                                                  FOR            FOR ALL
Item 1 -- ELECTION of Directors
Nominees for the Board of Directors:              [ ]              [ ]
Ronald L. Kuehn, Jr., Robert J. Lanigan,
Charles Marshall and Michael S. Zilkha

WITHHELD FOR: (Write that nominee's
name in the space provided below).


                                                 FOR      AGAINST      ABSTAIN
Item 2 -- ELECTION of Ernst & Young LLP
as Auditor (Proposal No. 1).                     [ ]        [ ]          [ ]



Signature(s)_____________________________________________Date___________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            - FOLD AND DETACH HERE -